Exhibit 99.2

CREATIVE DOMAIN INVESTMENTS/ B2DIGITAL, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

	Creative
	Domain					Adjusted
	Investments	B2Digital, Inc.	Combined	Pro Forma		ProForma
	as of December 31, 2006		Totals	Adjustments		Totals

ASSETS

Current Assets:
Cash	$-	$172,994	$172,994	$-		$172,994
Accounts receivable	-	61,304	61,304	-		61,304

Total Current Assets	-	234,298	234,298	-		234,298

Fixed Assets, Net:	-	78,800	78,800	-		78,800

Other Assets
Video conferencing technology	-	-	-	200,000	(1)	199,999

Total Other Assets	-	-	-	200,000		200,000

TOTAL ASSETS	$-	$313,098	$313,098	$200,000		$513,098

LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$-	$1,003,484	$1,003,484	$-		$1,003,484
Notes payable	-	205,750	205,750	-		205,750

Total Current Liabilities	-	1,209,234	1,209,234	-		1,209,234

Long-Term Liabilities:
Notes payable	-	1,438,678	1,438,678	-		1,438,678

Total Long-Term Debt	-	1,438,678	1,438,678	-		1,438,678

Total Liabilities	-	2,647,912	2,647,912	-		2,647,912

Stockholders' Equity (Deficit):
Preferred stock	-	-	-	-		-
Common stock		835	835	4	(1)	839
Additional paid-in capital	-	9,935,553	9,935,553	199,996	(1)	10,135,549
Stock subscription receivable	-	(186,940)	(186,940)	-		(186,940)
Accumulated deficit	-	(12,084,262)	(12,084,262)	-		(12,084,262)

Total Stockholders' Equity (Deficit)	-	(2,334,814)	(2,334,814)	200,000		(2,134,814)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$-	$313,098	$313,098	$200,000		$513,098

ENTRIES FOR PROFORMA CONSOLIDATION
____________________________

(1)To record the issuance of 400,000 common shares for the acquisition of video conferencing technology from Creative Domain Investments, Ltd.

CREATIVE DOMAIN INVESTMENTS/ B2DIGITAL, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
For the Nine Months Ended December 31, 2006

	Creative				Pro-Forma
	Domain				Adjusted
	Investments	B2Digital, Inc.	Combined		Combined
	as of December 31, 2006		Totals	Adjustments	Totals

REVENUES

Sales	$-	$220,799	$220,799	$-	$220,799

Total Revenues	-	220,799	220,799	-	220,799

COST OF SALES	-	102,300	102,300	-	102,300

GROSS PROFIT	-	118,499	118,499	-	118,499

OPERATING EXPENSES

General and administrative	-	881,137	881,137	-	881,137
Bad debts	-	40,000	40,000	-	40,000

Total Operating Expenses	-	921,137	921,137	-	921,137

OPERATING LOSS	-	(802,638)	(802,638)	-	(802,638)

OTHER INCOME (EXPENSE)

Interest expense	-	(87,375)	(87,375)	-	(87,375)
Other income	-	5,000	5,000	-	5,000

Total Other Income (Expense)	-	(82,375)	(82,375)	-	(82,375)

NET INCOME BEFORE INCOME TAXES	-	(885,013)	(885,013)	-	(885,013)

INCOME TAX EXPENSE	-	-	-	-	-

NET INCOME BEFORE INCOME TAXES	$-	$(885,013)	$(885,013)	$-	$(885,013)